EXHIBIT 99.1

CONTACTS From: Tony DeFazio	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Three Grocery-Anchored Shopping Centers, Increasing Total Acquisitions This Quarter to 14 Properties

CINCINNATI, OH, December 5, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of three grocery-anchored shopping centers: Collington Plaza, Golden Town Center, and Northstar Marketplace. These acquisitions expand the Company’s presence in Maryland, Colorado and Minnesota, and bring the total number of properties acquired by the Company in the fourth quarter to 14.

Collington Plaza is a 121,915 square foot grocery store-anchored shopping center located in Bowie, Maryland with convenient access to Washington, D.C. and Baltimore, Maryland. Collington Plaza is anchored by a 64,885 square foot Giant grocery store. Giant is the number one grocer by market share in the greater Washington, D.C. metropolitan statistical area. This is the first Giant grocery-anchored property in the Company’s portfolio. Collington Plaza is also leased to other national tenants such as Capital One Bank, Sally Beauty, Game Stop, GNC, and The UPS Store.

Golden Town Center is a 117,882 square foot shopping center located in Golden, Colorado, a suburb of Denver 16 miles west of the city. A 69,693 square foot King Soopers grocery store anchors the shopping center. King Soopers is the number one grocer by market share in the Denver metropolitan statistical area. Other national tenants at Golden Town Center include Big 5 Sporting Goods, H&R Block, and JP Morgan Chase.

Northstar Marketplace is a 96,356 square foot shopping center located in Ramsey, Minnesota, a suburb of Minneapolis-St. Paul. Northstar Marketplace is anchored by a 61,975 square foot Coborn’s grocery store. Coborn’s is a leading grocer in the Minneapolis-St. Paul metropolitan statistical area which also operates its own brand of fuel stations. Northstar Marketplace includes a fuel station and is leased to national tenants such as Anytime Fitness, Dollar Cents, Subway, Verizon, and Caribou Coffee.

With the acquisitions of Collington Plaza, Golden Town Center and Northstar Marketplace, the Company’s current portfolio is comprised of interests in 72 properties anchored by 27 leading grocers in 21 states, with an aggregate portfolio purchase price of approximately $1.1 billion.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of December 5, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 72 grocery-anchored shopping centers totaling approximately 7.4 million square feet.  For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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